 Table of Contents

EXHIBIT 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this ‘‘Amendment’’) is made as of May 3, 2006 by and among Journal Register Company (the ‘‘Company’’) and Robert M. Jelenic.

WITNESSETH:

WHEREAS, the parties to this Amendment (the ‘‘Parties’’) are the parties to an Employment Agreement dated March 5, 2003 (the ‘‘Employment Agreement’’), and desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.     Position and Duties. The reference to ‘‘Chairman, President, and Chief Executive Officer’’ in Section 3(a)(1) of the Employment Agreement is replaced by a reference to ‘‘Chairman and Chief Executive Officer.’’

2.    Clarifying Change. The reference to ‘‘the Effective Date’’ in the final paragraph of Section 4(c) of the Employment Agreement is replaced by a reference to ‘‘a Change of Control.’’

3.     Section 409A Delay. The following language is added to the Employment Agreement as a new Section 5(e): ‘‘Notwithstanding the foregoing provisions of this Section 5, to the extent required in order to comply with Section 409A of the Code (as defined in Section 7), amounts and benefits to be paid or provided under this Section 5 shall be paid (with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code) or provided to the Executive on the first business day after the date that is six months following the Date of Termination.’’

4.    Section 409A Savings Clause. The following language is added to the Employment Agreement as a new Section 11(g): ‘‘If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of ‘‘deferred compensation’’ within the meaning of such Section 409A or in order to otherwise comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.’’

5.    Miscellaneous. This Amendment may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement. Except as expressly amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to conflict or choice of law provisions that would compel the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Amendment this 3rd day of May, 2006.

JOURNAL REGISTER COMPANY
By: /s/ Joseph A. Lawrence Name: Joseph A. Lawrence Title: Chairman, Compensation Committee
/s/ Robert M. Jelenic Robert M. Jelenic